Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation

Plan for the Fiscal Year Ending February 28, 2014

Name of Executive	Base Salary	FY2014 EVCP Target Award Amount
James M. Whitehurst	$800,000	$1,000,000
Charles E. Peters, Jr.	$480,000	$384,000
Paul Cormier	$480,000	$384,000
Michael R. Cunningham	$425,000	$340,000
DeLisa Alexander	$385,000	$288,750